SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       UNDER SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                       Date of Report: February 14,2001
                      (Date of Earliest Event Reported)

                         COMMAND SECURITY CORPORATION
           (Exact name of Registrant as Specified in its Charter)

                                   New York
                           (State of Incorporation)

                                   0-18684
                           (Commission File Number)

                                  14-1626307
                      (IRS Employer Identification No.)

                Lexington Park, Lagrangeville, New York 12540
                   (Address of Principal Executive Offices)

                                (845) 454-3703
                       (Registrant's Telephone Number)

Item 1-Item 4            Not Applicable.

Item 5: Other Events.    Not Applicable.

Item 6                   Not Applicable.

Item 7                   Financial Statements and Exhibits.

                           (a),(b)

                           (c) Exhibits
                           (i) Press release dated February 14, 2001.

Item 8.                  Not applicable.

Item 9.                  Not applicable.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 14, 2001                COMMAND SECURITY CORPORATION

                                        By: /s/ William C. Vassell
                                                -------------------------
                                                William C. Vassell
                                                Chairman of the Board, CEO and
                                                President

FOR IMMEDIATE RELEASE CONTACT: William C. Vassell  Donald Radcliffe
                               Chairman            Radcliffe & Associates, Inc.
                               Tel: (845) 454-3703 Tel: (212) 605-0174

COMMAND SECURITY CORPORATION ANNOUNCES
RESULTS FOR THIRD FISCAL QUARTER

* REVENUE INCREASES 22.9%

* GROSS PROFIT PERCENTAGE 16.46%

* OPERATING PROFIT INCREASES MORE THAN 60%

* REPORTS $(0.02) PER SHARE LOSS FOLLOWING COSTS INCURRED WITH OBTAINING NEW FINANCING AND RELIANCE TRANSACTION

Lagrangeville, New York *** February 14, 2001 *** Command Security Corporation (OTC/BB: CMMD) today announced results for its third fiscal quarter ended December 31, 2000. For the quarter ended December 31, 2000, revenue increased by 22.9% to $18,836,792 from the $15,322,437 reported in the same period of the prior fiscal year. For the nine months ended December 31, 2000, revenues increased by 21.2% to $53,276,605 from the $43,942,966 reported in the same period of the prior fiscal year. During the quarter the Company continued to experience strong growth in services provided to the commercial airline industry and ATM Services. In addition, its traditional security guard business continues to exceed the current industry growth rate of approximately 7%.

Gross profit, as a percentage of revenue, was 16.46% for the quarter ended December 31, 2000 compared to 16.34% for the quarter ended December 31, 1999. For the nine-month period ended December 31, 2000 the gross profit percentage was 16.36% compared to 17.82% in the same period of the prior fiscal year.

During the current quarter, operating profit increased by more than 60% to $354,330 from the $218,830 reported for the same period in the prior fiscal year.

                                   - more -

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Net income/(loss) applicable to common shareholders was $(115,935) or $(0.02)
per share for the three month period ended December 31, 2000 compared to $9,171 or $0.01 per share in the same period of the prior fiscal year. For the nine months ended December 31, 2000 net income/(loss) attributable to common shareholders was $(549,087) or $(0.09) per share compared to $635,070 or $0.10 per share in the same period of the prior fiscal year. During the current quarter the Company took a one-time charge of $125,000 connected with the early termination of a credit facility. This cost is expected to be more than offset by the anticipated $150,000 annual savings from the new credit facility.

Commenting on the results of the quarter, William C. Vassell, CEO of Command said, "We are pleased to report a continuation of our revenue growth (22.9% for the quarter) which far exceeds the 7% industry average. As we previously announced, as a result of the Reliance Transaction the shareholder lawsuit was terminated. During the quarter a final charge of $57,699 was taken relating to the resolution of this suit and for the nine months these costs amounted to $431,445. These expenses, in addition to the cost associated with the early termination of a credit facility, resulted in the Company reporting a small loss for this period."

Mr. Vassell added, "We believe that we are now in a position to capitalize on the growth we are experiencing. A board which understands the security industry and embraces growth through internal sales has now been put in place as well as a new banking facility which will help finance that growth. We have put behind us time consuming and costly litigation. We have built a stronger management team. We are optimistic that these steps will allow us to continue our revenue growth while increasing profitability."

About Command

Command Security Corporation provides security services through company-owned offices in New York, New Jersey, California, Illinois, Connecticut, Florida, Georgia, Massachusetts and Pennsylvania and provides services via independent security companies nationwide.

Statements in this press release other than statements of historical fact are "forward-looking statements." Such statements are subject to certain risks and uncertainties including the demand for the Company's services, litigation, labor market, and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward looking statements. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

                                   - more -

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                         COMMAND SECURITY CORPORATION

                      Condensed Statements of Operation


                                                 Quarter Ended                             Nine Months Ended
                                                  December 31,                               December 31,

                                        2000                   1999                 2000                  1999

Revenues                                $18,836,792            $15,322,437          $53,276,605           $43,942,966

Operating Profit                            354,330                218,830              707,587             1,206,468

Net income/(loss)                           (75,261)                49,846             (427,066)              790,249

Preferred stock dividend                    (40,674)               (40,675)            (122,021)             (137,179)

Net income/(loss)
   applicable to
   common stockholders                  $  (115,935)           $     9,171          $  (549,087)          $   653,070

Net income/(loss)
   per common share                     $     (0.02)                  0.01          $     (0.09)          $      0.10

Weighted average number of
   common shares outstanding              6,287,343              6,574,800            6,287,343             6,630,261
